EXHIBIT 7(AA)

                         AMENDMENT TO CUSTODIAN CONTRACT

         This Amendment to the Custodian Contract is made as of June 15, 2001, by and between JANUS INVESTMENT FUND on behalf of each of its Portfolios as defined in the Custodian Contract (the "Fund"), and State Street Bank and Trust Company (the "Custodian"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

         WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated as of July 31, 1986 (as amended and in effect from time to time, the "Contract"); and

         WHEREAS, the Fund and the Custodian desire to amend the Contract to reflect the addition of a provision entitled Shareholder Communications Election, regarding beneficial ownership disclosure (Rule 14b-2 under the Securities Exchange Act of 1934, referred to herein as "SEC Rule 14b-2").

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Contract, by adding the following Section 21 to the Contract, as set forth below:

SECTION 21.       SHAREHOLDER COMMUNICATIONS ELECTION

SEC Rule 14b-2 requires banks which hold securities for the account of customers to respond to requests by issuers of securities for the names, addresses and holdings of beneficial owners of securities of that issuer held by the bank unless the beneficial owner has expressly objected to disclosure of this information. In order to comply with the rule, the Custodian needs the Fund to indicate whether it authorizes the Custodian to provide the Fund's name, address, and share position to requesting companies whose securities the Fund owns. If the Fund tells the Custodian "no", the Custodian will not provide this information to requesting companies. If the Fund tells the Custodian "yes" or does not check either "yes" or "no" below, the Custodian is required by the rule to treat the Fund as consenting to disclosure of this information for all securities owned by the Fund or any funds or accounts established by the Fund. For the Fund's protection, the Rule prohibits the requesting company from using the Fund's name and address for any purpose other than corporate communications. Please indicate below whether the Fund consents or objects by checking one of the alternatives below.


YES [ ] The Custodian is authorized to release the Fund's name, address, and share positions.

NO [X] The Custodian is not authorized to release the Fund's name, address, and share positions.



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         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.



WITNESSED BY:                       STATE STREET BANK and TRUST COMPANY

/s/ Jean S. Carr
-------------------------
Jean S. Carr                        By:    /s/ Joseph L. Hooley
Assistant Vice President                   -------------------------------------
& Associate Counsel                 Name:  Joseph L. Hooley
                                    Title: Executive Vice President





WITNESSED BY:                       JANUS INVESTMENT FUND

/s/ Christine A. Scheel
-------------------------
Name: Christine A. Scheel           By:     /s/ Kelley Abbott Howes
Title: Assistant Secretary                 -------------------------------------
                                    Name:  Kelley Abbott Howes
                                    Title: Vice President